UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BBX Capital Corporation
(Name of Registrant as Specified In Its Charter)

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BBX CAPITAL CORPORATION
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, Florida 33301

April 24, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BBX Capital Corporation, which will be held on May 19, 2015 at 10:30 a.m., local time, at the Bank of America Building, Community Room (Main Floor), 401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301.

Please read these materials so that you will know what we plan to do at the Annual Meeting. Also, please sign and return the accompanying proxy card in the postage-paid envelope or otherwise transmit your voting instructions as described on the accompanying proxy card. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

On behalf of your Board of Directors and our employees, I would like to express our appreciation for your continued support.

Sincerely,

Alan B. Levan
Chairman of the Board

BBX CAPITAL CORPORATION
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, Florida 33301
_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 19, 2015
_____________________

Notice is hereby given that the Annual Meeting of Shareholders of BBX Capital Corporation (the “Company”) will be held at the Bank of America Building, Community Room (Main Floor), 401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, on May 19, 2015, commencing at 10:30 a.m., local time, for the following purposes:

1.	To elect nine directors to the Company’s Board of Directors to serve until the Company’s 2016 Annual Meeting of Shareholders.
2.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The proposal relating to the election of directors is more fully described in the Proxy Statement that forms a part of this Notice of Meeting.

Only record holders of the Company’s Class A Common Stock or Class B Common Stock at the close of business on April 17, 2015 are entitled to notice of, and to vote at, the Annual Meeting.

Sincerely yours,

Alan B. Levan
Chairman of the Board

Fort Lauderdale, Florida
April 24, 2015

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. THEREFORE, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR OTHERWISE TRANSMIT YOUR VOTING INSTRUCTIONS AS DESCRIBED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED FOR THE PROXY CARD IF MAILED IN THE UNITED STATES.

BBX CAPITAL CORPORATION
401 East Las Olas Boulevard, Suite 800
Fort Lauderdale, Florida 33301
___________________

PROXY STATEMENT
___________________

The Board of Directors of BBX Capital Corporation (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at the Bank of America Building, Community Room (Main Floor), 401 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, on May 19, 2015 at 10:30 a.m., local time, and at any and all postponements or adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

This Proxy Statement and the accompanying Notice of Meeting and proxy card are first being mailed to shareholders on or about April 24, 2015.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will be asked to consider and vote upon the election of nine directors to the Company’s Board of Directors. In addition, although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, shareholders will be asked to consider and vote upon such matters. Also, management will be available to report on the Company’s performance during the year ended December 31, 2014 and respond to appropriate questions from shareholders.

Who is entitled to vote at the meeting?

Record holders of the Company’s Class A Common Stock and record holders of the Company’s Class B Common Stock as of the close of business on April 17, 2015 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, 15,977,433 shares of Class A Common Stock and 195,045 shares of Class B Common Stock were outstanding and, thus, will be eligible to vote at the Annual Meeting.

What are the voting rights of the holders of Class A Common Stock and Class B Common Stock?

Holders of Class A Common Stock and holders of Class B Common Stock will vote as one class on the election of directors and, in most cases, on any other matters properly brought before the Annual Meeting. Holders of Class A Common Stock are entitled to one vote per share on each matter, with all holders of Class A Common Stock having in the aggregate 53% of the general voting power. The number of votes represented by each share of Class B Common Stock, which represents in the aggregate 47% of the general voting power, is calculated each year in accordance with the Company’s Restated Articles of Incorporation. At this year’s Annual Meeting, each outstanding share of Class B Common Stock will be entitled to 154.56 votes on each matter. BFC Financial Corporation (“BFC”) is the sole holder of the outstanding shares of the Company’s Class B Common Stock.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the aggregate voting power (as described above) of the Class A Common Stock and Class B Common Stock outstanding as of the close of business on the Record Date will constitute a quorum, permitting the conduct of business at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, the Company’s stock transfer agent (“AST”), you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares but not the shareholder of record, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the Annual Meeting by mailing the enclosed proxy card or by transmitting your voting instructions by telephone or internet as described on the enclosed proxy card. You may also vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or provided a voting card for you to use in providing your voting instructions.

Can I vote my shares in person at the Annual Meeting?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, if you are a “street name” holder, you may vote your shares in person at the Annual Meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.

Shareholders who wish to attend the Annual Meeting may contact the Company’s Investor Relations department at (954) 940-4000 for directions. Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your vote by proxy or by providing your voting instructions to your broker, bank or other nominee as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are my choices when voting?

You may vote for all of the director nominees, or your vote may be withheld with respect to one or more of the director nominees. The proposal related to the election of directors is described in this Proxy Statement beginning on page 9.

What is the Board’s voting recommendation?

The Board of Directors recommends that you vote your shares FOR ALL of the director nominees.

What if I do not specify on my proxy card how I want my shares voted?

If you execute and mail in your proxy card but do not specify on your proxy card how you want to vote your shares, your shares will be voted FOR ALL of the director nominees. Although the Board of Directors is not aware of any other matters to be presented at the Annual Meeting, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment on those matters.

Can I change my vote?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are the record owner of your shares, you can do this in one of three ways. First, you can send a signed written notice to the Company’s Secretary stating that you would like to revoke your proxy. Second, you can submit a new valid proxy bearing a later date or transmit new voting instructions by telephone or internet. Third, you can attend the Annual Meeting and vote in person. However, attendance at the Annual Meeting will not, in and of itself, constitute revocation of a previously executed proxy.

If you are not the record owner of your shares and your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change your vote.

What vote is required for a director nominee to be elected?

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for a director nominee to be elected. A properly executed proxy marked to withhold a vote with respect to the election of one or more director nominees will not be voted with respect to the nominee or nominees indicated, although it will be counted for purposes of determining whether or not a quorum exists.

If my shares are held in street name, will my broker, bank or other nominee vote my shares for me?

No. If you hold your shares in “street name” through a broker, bank or other nominee, whether your broker, bank or other nominee may vote your shares in its discretion depends on the proposals before the Annual Meeting. The Company’s Class A Common Stock is currently listed for trading on the New York Stock Exchange (the “NYSE”). Under the rules of the NYSE, if you do not provide your broker, bank or other nominee with voting instructions with respect to your shares, your broker, bank or other nominee may vote your shares in its discretion only on “routine matters.” The proposal relating to the election of directors is not considered a “routine matter” under the rules of the NYSE. Accordingly, your broker, bank or other nominee will not have discretion to vote your shares at the Annual Meeting if you do not provide voting directions with respect to such proposal.

What are broker non-votes?

Broker non-votes occur when a broker, bank or other nominee has discretion to vote on one or more proposals at a meeting but does not have discretion to vote on other matters at the meeting. Because brokers, banks and other nominees will not have discretion to vote on any items of business at the Annual Meeting if they have not received voting instructions from their clients, there will not be broker non-votes on any matter presented at the Annual Meeting.

Are there any other matters to be acted upon at the Annual Meeting?

The Company does not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE

Pursuant to the Company’s Amended and Restated Bylaws and the Florida Business Corporation Act, the Company’s business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of the Company’s business through discussions with management, including the Company’s Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Determination of Director Independence

The Company’s Board of Directors has determined that Norman H. Becker, Steven M. Coldren, Bruno L. Di Giulian, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II, who together comprise a majority of the Board, are independent under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of the NYSE. The Board made such independence determinations based on a review of transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, as well as transactions and relationships between each director or his affiliates and members of the Company’s senior management or their affiliates, including the transactions and relationships described below. To assist the Board in making its independence determinations, the Board adopted the following categorical standards of relationships that, in the Board’s opinion, do not constitute material relationships that impair a director’s independence: (i) serving on third party boards of directors with other members of the Board; (ii) payments or charitable gifts by the Company to entities with which a director is an executive officer or employee where such payments do not exceed the greater of $1 million or 2% of such entity’s consolidated gross revenues; and (iii) investments by directors in common with each other or the Company. In addition, with respect to Messrs. Becker, Coldren, Di Giulian and Segreto, the Board specifically discussed and considered the following relationships, each of which the Board determined did not constitute a material relationship that would impair the director’s independence:

●	Mr. Becker served on the Board of Directors of Benihana Inc. (“Benihana”) until August 2012 when Benihana was acquired by Safflower Holdings Corp. (“Safflower”). Prior to the completion of that transaction, Alan B. Levan, the Company’s Chairman and Chief Executive Officer, and John E. Abdo, the Company’s Vice Chairman, served as members of Benihana’s Board of Directors. BFC, which as of the Record Date held shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 51% of the total outstanding equity of the Company and 74% of the total voting power of the Company, also held a significant investment in Benihana until it was acquired by Safflower. In addition, Mr. Becker serves on the Board of Directors of Bluegreen Corporation (“Bluegreen”) with Alan B. Levan and John E. Abdo. Bluegreen was a publicly traded company with common stock listed on the NYSE until April 2013 when Woodbridge Holdings, LLC (“Woodbridge”) acquired all of the shares of Bluegreen’s common stock not previously owned by Woodbridge in a cash merger transaction. Prior to that transaction, Woodbridge, which was a wholly owned subsidiary of BFC until the closing of the transaction, owned approximately 54% of the outstanding shares of Bluegreen’s common stock. In connection with the financing of the transaction, the Company invested $71.75 million in Woodbridge in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s equity interests. See “Certain Relationships and Related Transactions” below for additional information regarding the Company’s investment in Woodbridge.
●	Mr. Coldren is the President of Business Information Systems, Inc., a company which currently leases (and, since 1985, has leased) office space from Abdo Companies, Inc. for approximately $84,000 per year, which was reported to the Board to approximate the market rate. Mr. Abdo is the President of Abdo Companies, Inc.
●	Prior to the Company’s sale of BankAtlantic, its former wholly owned banking subsidiary, to BB&T Corporation (“BB&T”) during July 2012, Mr. Di Giulian received $9,000 annually for his service as a trustee of the BankAtlantic Pension Fund. In addition, from August 2009 through July 2013, Mr. Di Giulian served as a contract partner at the law firm of Conrad & Scherer, LLP. During the years ended December 31, 2012 and 2013, the Company paid fees to Conrad & Scherer, LLP of approximately $286,000 and $2,700,000, respectively. Mr. Di Giulian indicated to the Board that his compensation from Conrad & Scherer, LLP was solely based on matters on which he worked, which did not include any matters related to the Company, and therefore was not directly or indirectly tied to, and Mr. Di Giulian did not receive any portion of, the fees paid by the Company. Mr. Di Giulian also has a real estate sales license with a company that is affiliated with Mr. Abdo, but Mr. Di Giulian has not received any income or other compensation in connection with such relationship.
●	Mr. Segreto is a member of the Advisory Board of the Nova Southeastern University H. Wayne Huizenga School of Business and Entrepreneurship. Alan B. Levan, Chairman and Chief Executive Officer of the Company, is a Trustee of Nova Southeastern University and the Chairman of its Finance Committee. In addition, Mr. Segreto serves on the Ambassadors Board of Nova Southeastern University. Mr. Alan Levan is a Co-Founder and Co-Chair of the Ambassadors Board, and Jarett S. Levan, the President and a director of the Company, and Seth M. Wise, Executive Vice President of the Company, serve on the Ambassadors Board as well. Susie Levan, Mr. Alan Levan’s wife, is the other Co-Chair of the Ambassadors Board.
●	Mr. Segreto served as a consultant to BankAtlantic until the completion of the Company’s sale of BankAtlantic to BB&T during July 2012 and received $30,000 per year from BankAtlantic for those consulting services. Mr. Segreto also received $9,000 annually for his service as a trustee of the BankAtlantic Pension Fund.

Committees of the Board of Directors and Meeting Attendance

The Company’s Board of Directors has established Audit, Compensation and Nominating/Corporate Governance Committees. The Board has adopted a written charter for each of the Audit, Compensation and Nominating/Corporate Governance Committees as well as Corporate Governance Guidelines that address the make-up and functioning of the Board. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The committee charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics are posted in the “Investor Relations” section of the Company’s website at www.bbxcapital.com, and each is available in print without charge to any shareholder.

The Board of Directors met thirteen times during 2014. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he served during 2014. The Company has no formal policy requiring directors to attend the Company’s annual meeting of shareholders. One of the Company’s directors attended the Company’s 2014 Annual Meeting of Shareholders.

The Audit Committee

The Audit Committee consists of Norman H. Becker, Chairman, Steven M. Coldren and Bruno L. Di Giulian. The Board has determined that each member of the Audit Committee is “financially literate” and “independent” under applicable rules and regulations of the SEC and the listing standards of the NYSE. The Board also determined that Mr. Becker is qualified as an “audit committee financial expert,” as defined in Item 407 of Regulation S-K promulgated by the SEC, and has “accounting and related financial management expertise” within the meaning of the listing standards of the NYSE. The Audit Committee met eight times during 2014.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. Additionally, the Audit Committee assists Board oversight of: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications, performance and independence of the Company’s independent auditor; and (iv) the performance of the Company’s internal audit function. In connection with these oversight functions, the Audit Committee receives reports from the Company’s internal audit group, periodically meets with management and the Company’s independent auditor to receive information concerning internal control over financial reporting and any deficiencies in such control, and has adopted a complaint monitoring procedure that enables confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting or auditing matters. A report from the Audit Committee is included in this Proxy Statement on page 30.

The Compensation Committee

The Compensation Committee consists of Steven M. Coldren, Chairman, Charlie C. Winningham, II and Willis N. Holcombe. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the listing standards of the NYSE, including the additional independence requirements set forth therein pertaining to Compensation Committee members, and each is a “Non-Employee Director,” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “outside director,” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Compensation Committee met six times during 2014.

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers. It reviews and determines the compensation of the Company’s executive officers, including the Chief Executive Officer. It also administers the Company’s equity-based compensation plans. Pursuant to its charter, the Compensation Committee has the authority to retain consultants to assist the Compensation Committee in its evaluation of executive compensation, as well as the authority to approve any such consultant’s fees and retention terms. A report from the Compensation Committee is included in this Proxy Statement on page 21.

The Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Steven M. Coldren, Chairman, Bruno L. Di Giulian and Charlie C. Winningham, II. The Board has determined that each member of the Nominating/Corporate Governance Committee is “independent” within the meaning of the listing standards of the NYSE. The Nominating/Corporate Governance Committee met one time during 2014.

The Nominating/Corporate Governance Committee is responsible for: (i) assisting the Board of Directors in identifying individuals qualified to become directors; (ii) making recommendations of candidates for directorships; (iii) developing and recommending to the Board a set of corporate governance principles for the Company; (iv) overseeing the evaluation of the Board and management; (v) overseeing the selection, composition and evaluation of Board committees; and (vi) overseeing the management continuity and succession planning process.

The Nominating/Corporate Governance Committee reviews, following the end of the Company’s fiscal year, the composition of the Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the Nominating/Corporate Governance Committee thinks it is in the Company’s best interest to nominate a new individual for director, or fill a vacancy on the Board which may exist from time to time, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointments who meet the criteria for selection as a nominee and have the specific qualities or skills being sought as follows. Generally, the Nominating/Corporate Governance Committee will identify candidates for directorships through the business and other organization networks of the directors and management. Candidates for director will be selected on the basis of the contributions the Nominating/Corporate Governance Committee believes that those candidates can make to the Board and to management, and on such other qualifications and factors as the Nominating/Corporate Governance Committee considers appropriate. Board candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director are reviewed in the context of the current composition of the Board and the evolving needs of the Company. While the Board does not have a formal diversity policy and the Nominating/Corporate Governance Committee does not follow any ratio or formula with respect to diversity in order to determine the appropriate composition of the Board, the Board prefers a mix of background and experience among its members. Accordingly, pursuant to the Company’s Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, when assessing potential new directors, seeks individuals from diverse professional backgrounds who provide a broad range of skills, experience and expertise relevant to the Company’s business. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to the Company’s success. The Company also requires that its Board members be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings. If the Nominating/Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend the candidate’s election to the full Board.

Under the Company’s Amended and Restated Bylaws, nominations for directors may be made only by or at the direction of the Board of Directors, or by a shareholder entitled to vote who delivers written notice (along with certain additional information specified in the Bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of a director nomination must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2016 Annual Meeting of Shareholders, the Company must receive shareholder notice of a director nomination (i) between January 20, 2016 and February 19, 2016 or (ii) if the Company’s 2016 Annual Meeting of Shareholders is held more than 30 days before or after May 19, 2016, within ten days after the Company first mails notice of or publicly discloses the date of the meeting.

Leadership Structure

The business of the Company is managed under the direction of the Board, which is elected by the Company’s shareholders. The basic responsibility of the Board is to lead the Company by exercising its business judgment to act in what each director believes to be the best interests of the Company and its shareholders. The Company’s Amended and Restated Bylaws provide for a combined position of Chairman and Chief Executive Officer, and Alan B. Levan has held this dual position since 1994. The Company believes that the combination of these two positions has been an appropriate and suitable structure for the Board’s function and efficiency, as Mr. Levan serves as the direct link between senior management and the Board. Further, as the Chairman and Chief Executive Officer of the Company for more than 20 years, Mr. Levan is in a position to provide critical insight to the Board and feedback to senior management through his long-term relationships and understanding of the Company’s business and prospects.

Risk Oversight

The Board is responsible for overseeing management and the business and affairs of the Company, which includes the oversight of risk. In exercising its oversight, the Board has allocated some areas of focus to its committees and has retained areas of focus for itself. Pursuant to its charter and the rules of the NYSE, the Audit Committee is responsible for efforts to assure that the Board is provided the information and resources to assess management’s handling of the Company’s approach to risk management. The Audit Committee also has oversight responsibility for the Company’s financial risk (such as accounting, finance, internal control and tax strategy), and the Audit Committee or the full Board receives and reviews, as appropriate, the reports of the Company’s internal audit group regarding the results of its annual Company-wide risk assessment and internal audit plan. Reports of all internal audits are provided to the Audit Committee. The Compensation Committee oversees compliance with the Company’s executive compensation plans and related laws and policies. The Nominating/Corporate Governance Committee oversees compliance with governance-related laws and policies, including the Company’s Corporate Governance Guidelines. The Board as a whole has responsibility for overseeing management’s handling of the Company’s strategic and operational risks. Throughout the year, senior management reports to the Board the risks that it believes may be material to the Company, including those disclosed in the Company’s reports filed with the SEC. The goal of these processes is to achieve serious and thoughtful Board-level attention to the nature of the material risks faced by the Company and the adequacy of the Company’s risk management processes and systems. While the Board recognizes that the risks which the Company faces are not static, and that it is not possible to identify or mitigate all risk and uncertainty all of the time, the Board believes that the Company’s approach to managing its risks provides the Board with the proper foundation and oversight perspective with respect to management of the material risks facing the Company.

Executive Sessions of Non-Management Directors

During 2014, the Company’s non-management directors met one time in an executive session of the Board in which management directors and other members of management did not participate. Steven M. Coldren served as the presiding director for the executive session. The non-management directors have scheduled future meetings to be held at least annually, and may schedule additional meetings without management present as they determine.

Communications with the Board of Directors and Non-Management Directors

Interested parties who wish to communicate with the Board of Directors, any individual director or the non-management directors as a group can write to the Company’s Secretary at the Company’s principal executive offices at 401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida 33301. If the person submitting the letter is a shareholder, the letter should include a statement indicating such. Depending on the subject matter, the Company will:

●	forward the letter to the director or directors to whom it is addressed;

●	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

●	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.

A member of management will, at each meeting of the Board, present a summary of all letters received since the last meeting that were not forwarded to the Board and will make those letters available to the Board upon request.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company, including its principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.bbxcapital.com. The Company will post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer) on its website.

Compensation Committee Interlocks and Insider Participation

As described above, the Board of Directors has designated directors Steven M. Coldren, Charlie C. Winningham, II and Willis N. Holcombe, none of whom are current or former officers or employees of the Company or any of its subsidiaries, to serve on the Compensation Committee. There are no interlocking or other relationships or transactions involving the members of the Compensation Committee required to be disclosed under Item 407(e)(4) of Regulation S-K of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company and written representations that no other reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis during the year ended December 31, 2014.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall consist of no less than seven nor more than twelve directors. The specific number of directors is set from time to time by resolution of the Board. The Board currently consists of nine directors.

The Company’s Amended and Restated Bylaws previously provided for the Board of Directors to be divided into three classes, each of which had a three-year term expiring in annual succession. On June 4, 2013, the Company’s Amended and Restated Bylaws were amended to provide that each director elected or appointed to the Board of Directors on or after such date will serve for a term expiring at the Company’s next annual meeting of shareholders. As a result, the Board currently consists of: (i) seven directors who were most recently elected at the Company’s 2014 Annual Meeting of Shareholders to serve for one-year terms expiring at the Annual Meeting; and (ii) two directors who were most recently elected at the Company’s 2012 Annual Meeting of Shareholders to serve for three-year terms expiring at the Annual Meeting. Subject to any further amendments to the Company’s Amended and Restated Bylaws in the future, following the Annual Meeting, the Board of Directors will no longer be divided into multiple classes serving staggered terms.

Each of the nine directors whose terms are expiring at the Annual Meeting have been nominated for reelection to the Board to serve for terms expiring at the Company’s 2016 Annual Meeting of Shareholders. At the Annual Meeting, the shareholders will be asked to vote upon the election of these nine director nominees. Each of the nine director nominees was recommended for nomination by the Nominating/Corporate Governance Committee and has consented to serve for the term indicated. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Except as otherwise indicated, the nominees and directors listed below have had no change in principal occupation or employment during the past five years.

Directors Standing for Election
for Terms Expiring at the Company’s 2016 Annual Meeting of Shareholders

ALAN B. LEVAN	Director since 1994

Mr. Alan Levan, age 70, has served as Chairman and Chief Executive Officer of the Company since 1994. He served as Chairman of BankAtlantic from 1987 until the completion of the Company’s sale of BankAtlantic to BB&T during July 2012. Mr. Alan Levan was appointed to BankAtlantic’s Board of Directors during 1984 and became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure. Since 1978, Mr. Alan Levan has served as Chairman, President and Chief Executive Officer of BFC or its predecessors. Since 2002, Mr. Alan Levan has also served as Chairman of Bluegreen. Mr. Alan Levan also served as a director of Benihana from 2009 until August 2012 when Benihana was acquired by Safflower. In addition, Mr. Alan Levan served as Chairman and Chief Executive Officer of Woodbridge Holdings Corporation from 1985 until September 2009 when it merged into a wholly owned subsidiary of BFC. The Board believes that Mr. Alan Levan is a strong operating executive and that his leadership and management skills contribute greatly to the Board and the Company. The Board also believes that Mr. Alan Levan’s insight on strategic planning and development is valuable to the Board and that his long history of service as a director and executive officer has provided him with a thorough understanding of the Company’s business, affairs and prospects, providing important perspective to the Board. He is the father of Mr. Jarett Levan. On December 15, 2014, the jury in the federal securities litigation brought by the SEC against the Company and Mr. Alan Levan titled In re: Securities and Exchange Commission v. BankAtlantic Bancorp, Inc. and Alan B. Levan found in favor of the Company and Mr. Alan Levan with respect to all of its disclosures in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007, but found that they had engaged in an act of fraud or deceit toward shareholders or prospective investors knowingly or with severe recklessness (i) with respect to three sentences in the Company’s July 25, 2007 earnings conference call and (ii) in their decision to sell certain loans in the fourth quarter of 2007 and failing to classify these loans as loans held-for-sale in its 2007 Annual Report on Form 10-K. The jury also found that Mr. Alan Levan made or caused to be made false statements to the Company’s independent accountants regarding the held-for-sale issue. The SEC has filed a motion for final judgment (a) to permanently restrain the Company and Mr. Alan Levan from violating securities laws, (b) to impose civil money penalties of approximately $5.2 million against the Company and approximately $1.56 million against Mr. Alan Levan, and (c) to permanently bar Mr. Alan Levan from serving as an officer or director of any SEC reporting company. The Company believes the SEC’s claims to be without merit, continues to vigorously defend the action and intends to appeal any judgment entered to the 11th Circuit Court of Appeals.

JOHN E. ABDO	Director since 1994

Mr. Abdo, age 71, has served as Vice Chairman of the Company since 1994. He served as Vice Chairman of BankAtlantic from 1987 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Abdo was appointed to BankAtlantic’s Board of Directors during 1984 and became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure. Since 1988, Mr. Abdo has served as a director of BFC and, since 1993, he has served as BFC’s Vice Chairman. He is also the Vice Chairman of Bluegreen. In addition, Mr. Abdo served on the Board of Directors of Benihana from 1990, including service as Vice Chairman, until August 2012 when Benihana was acquired by Safflower. Mr. Abdo is also President of Abdo Companies, Inc., a member of the Board of Directors of the Performing Arts Center Authority (PACA) and former President and current director and Chairman of the Finance Committee of the Broward Performing Arts Foundation. Mr. Abdo served as Vice Chairman of Woodbridge Holdings Corporation from 2001 until September 2009 when it was merged into a wholly owned subsidiary of BFC. The Board believes that it benefits from Mr. Abdo’s contributions to the Board, many of which are the result of his knowledge of the business and affairs of the Company, owing to his long history of service on behalf of the Company, and his extensive experience as part of the Florida business community. The Board also believes Mr. Abdo’s real estate background provides additional knowledge and perspective to the Board.

NORMAN H. BECKER	Director since 2013

Norman H. Becker, age 77, is currently, and has been for more than ten years, self-employed as a Certified Public Accountant. Mr. Becker was the Chief Financial Officer and Treasurer of Proguard Acquisition Corp. as well as a member of its Board of Directors until his resignation from such positions during June 2012. Mr. Becker was previously a partner with Touche Ross & Co., the predecessor of Deloitte & Touche LLP, for more than ten years. He has served as a director of Bluegreen since 2003. He also served as a director of Benihana until August 2012 when Benihana was acquired by Safflower. The Board believes that Mr. Becker provides valuable insight to the Board based on his business, financial and accounting expertise and that his accounting and financial knowledge make him a valuable resource for the Audit Committee.

STEVEN M. COLDREN	Director since 1994

Mr. Coldren, age 67, is the President/Founder of Business Information Systems, Inc., a distributor of commercial recording systems since 1982. Until 2004, Mr. Coldren was also Chairman of Medical Information Systems, Corp., a distributor of hospital computer systems. Mr. Coldren was appointed to BankAtlantic’s Board of Directors during 1986 and became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure. The Board believes that Mr. Coldren’s business and financial experience as the President/Founder of Business Information Systems and Chairman of Medical Information Systems, combined with his knowledge of the Company’s business as a consequence of his long history of service as a director, are valuable to the Board.

BRUNO L. DI GIULIAN	Director since 1994

Mr. Di Giulian, age 81, is an attorney practicing law in Fort Lauderdale, Florida. Mr. Di Giulian has also served as a mediator since 1996, when he was certified by the Supreme Court of Florida as a Circuit Civil Mediator. He served as a contract partner at the law firm of Conrad & Scherer, LLP from August 2009 through July 2013. Mr. Di Giulian was appointed to BankAtlantic’s Board of Directors during 1985 and became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure. The Board believes that Mr. Di Giulian’s wide range of legal and business experience gained during his career as a practicing attorney contributes greatly to the strategic composition of the Board. The Board also believes that it benefits from Mr. Di Giulian’s vast knowledge of the Company’s business and affairs resulting from his long history of service as a director.

WILLIS N. HOLCOMBE	Director since 2003

Dr. Holcombe, age 69, served as the Chancellor of the Florida College System from October 2007 until his retirement from that position in November 2011 and as interim President of Florida State College at Jacksonville from January 2013 through December 2013. He previously served as the President of Broward Community College from January 1987 until January 2004, as well as interim President from November 2006 to July 2007. Dr. Holcombe also served as a director on the Florida Prepaid College Board from January 2008 through November 2011. The Board believes that Dr. Holcombe’s academic background and management acumen, including his previous service as Chancellor of the Florida College System, give him a unique perspective to provide meaningful insight to the Board. The Board also believes that it benefits from Dr. Holcombe’s knowledge of, and relationships within, the South Florida community.

JARETT S. LEVAN	Director since 1999

Mr. Jarett Levan, age 41, has served as President of the Company since January 2007. He served as Chief Executive Officer and President of BankAtlantic from January 2007 until the completion of the sale of BankAtlantic to BB&T during July 2012. Mr. Jarett Levan has also served as a director of BFC since September 2009 and Executive Vice President of BFC since April 2011. Mr. Jarett Levan currently serves as Chairman of Business for the Arts of Broward and as a director of the Broward Center for the Performing Arts, the Fort Lauderdale Museum of Art, the Community Foundation of Broward, the Greater Fort Lauderdale Alliance, the Broward Workshop and the Broward County Cultural Council. The Board believes that Mr. Jarett Levan is a strong and dedicated operating executive and that his operating and management experience, including his executive and director positions at the Company as well as BFC and other affiliates and subsidiaries, are valuable to the Board. The Board also believes that it benefits from Mr. Jarett Levan’s community involvement and relationships within the South Florida market. He is the son of Mr. Alan Levan.

ANTHONY P. SEGRETO	Director since 2012

Anthony P. Segreto, age 65, has served as a director of the Company since 2012 after serving as an advisory director from October 2009 until 2012. Mr. Segreto formerly served as a news anchor on NBC’s South Florida affiliate for 40 years and is an active member of the South Florida community. He serves on the Boards of Directors of the Dan Marino Foundation, the Boys and Girls Club of Broward, 211 Broward and Forever Family, and he is the spokesperson for the Make-A-Wish Foundation and St. Jude’s Children’s Research Hospital. Mr. Segreto also serves on the Advisory Board of the Nova Southeastern University H. Wayne Huizenga School of Business and Entrepreneurship, and he is a member of the Orange Bowl Committee and the Board of Directors of the Miami Sports Commission, among other civic activities. Mr. Segreto also served as a consultant to BankAtlantic from October 2009 until the completion of the sale of BankAtlantic to BB&T during July 2012. The Board believes that it benefits from Mr. Segreto’s recognition, relationships and community involvement within the South Florida market.

CHARLIE C. WINNINGHAM, II	Director since 1994

Mr. Winningham, age 82, is a private investor. He was appointed to BankAtlantic’s Board of Directors during 1976 and became a director of the Company in 1994 when BankAtlantic reorganized into a holding company structure. Mr. Winningham was the President of C.C. Winningham Corporation, a civil engineering and land surveying firm, from 1963 until his retirement in 2003. The Board believes that it benefits greatly from Mr. Winningham’s 40 years of experience in the real estate market. As a long-serving director of the Company, Mr. Winningham has a strong appreciation for, and vast knowledge of, the business and affairs of the Company, which the Board believes allows him to provide critical insight.

The Board of Directors Unanimously Recommends that Shareholders
Vote “For” the Election of Each of the Director Nominees.

IDENTIFICATION OF EXECUTIVE OFFICERS

The following individuals are executive officers of the Company:

Alan B. Levan	70	Chairman and Chief Executive Officer
John E. Abdo	71	Vice Chairman
Jarett S. Levan	41	President and Director
Raymond S. Lopez	40	Chief Financial Officer
Seth M. Wise	45	Executive Vice President

All executive officers serve until they resign or are replaced or removed by the Board of Directors. Biographical information for each of the Company’s executive officers other than Messrs. Lopez and Wise is set forth in “Proposal No. 1 – Election of Directors” above.

Raymond S. Lopez joined the Company as its Chief Financial Officer on March 17, 2015. Since March 17, 2015, Mr. Lopez has also served as Chief Financial Officer and Chief Accounting Officer of BFC. Prior to joining the Company, Mr. Lopez served as an officer of Bluegreen. He joined Bluegreen as its Controller in 2004 and was promoted to Chief Accounting Officer and Vice President of Bluegreen in 2005 and to Senior Vice President of Bluegreen in 2007. Prior to joining Bluegreen, Mr. Lopez worked in various capacities at Office Depot, Inc. and Arthur Andersen LLP. Mr. Lopez is a Certified Public Accountant.

Seth M. Wise was appointed to serve as Executive Vice President of the Company during August 2012. Mr. Wise has also served as a director and Executive Vice President of BFC since September 2009. Since July 2005, Mr. Wise has served as President of Woodbridge Holdings, LLC and its predecessor, Woodbridge Holdings Corporation, after serving as Executive Vice President of Woodbridge Holdings Corporation since September 2003. At the request of Woodbridge Holdings Corporation, Mr. Wise served as President of Levitt and Sons, LLC, the former wholly owned homebuilding subsidiary of Woodbridge Holdings Corporation, prior to its filing for bankruptcy on November 9, 2007. He also previously was Vice President of Abdo Companies, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Alan B. Levan, Chairman and Chief Executive Officer of the Company, and John E. Abdo, Vice Chairman of the Company, serve as executive officers and directors of BFC and may be deemed to control BFC through their collective ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 74% of BFC’s total voting power. As of the Record Date, BFC held approximately 51% of the outstanding shares of the Company’s Class A Common Stock and all of the outstanding shares of the Company’s Class B Common Stock, representing in the aggregate approximately 74% of the Company’s total voting power. In consideration for their services on behalf of BFC, each of Mr. Alan Levan and Mr. Abdo received compensation from BFC valued at a total of approximately $7.1 million for 2014.

Jarett S. Levan, a director and President of the Company (and son of Mr. Alan Levan), and Seth M. Wise, Executive Vice President of the Company, serve as executive officers and directors of BFC. In addition, John K. Grelle served as Executive Vice President and Chief Financial Officer of the Company and as an executive officer of BFC, in each case until his retirement on March 17, 2015. In consideration for their services on behalf of BFC, Mr. Jarett Levan, Mr. Wise and Mr. Grelle received compensation from BFC valued at a total of $3.0 million, $3.0 million and $0.3 million, respectively, for 2014. Effective March 17, 2015, Raymond S. Lopez was appointed the Company’s Chief Financial Officer and BFC’s Chief Financial Officer and Chief Accounting Officer.

Prior to April 2, 2013, Woodbridge was a wholly owned subsidiary of BFC and, through Woodbridge, BFC owned approximately 54% of Bluegreen’s then-outstanding common stock. On April 2, 2013, Woodbridge acquired all of the shares of Bluegreen’s common stock not previously owned by Woodbridge in a cash merger transaction. In connection with the financing of the transaction, the Company entered into a purchase agreement with Woodbridge and BFC on April 2, 2013 (the “Purchase Agreement”). Pursuant to the terms of the Purchase Agreement, the Company invested $71.75 million in Woodbridge on April 2, 2013 in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. The Company’s investment in Woodbridge consisted of $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million (the “Note”). The Note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the Note, with all outstanding amounts being due and payable at the end of the five-year term. During 2014, the Company paid to Woodbridge a total of approximately $587,000 of interest on the Note. In connection with the Company’s investment in Woodbridge, the Company and BFC entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth the Company’s and BFC’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with the Company’s and BFC’s percentage equity interests in Woodbridge.

On May 7, 2013, the Company and BFC entered into a merger agreement which provided for the Company to merge with and into a wholly-owned subsidiary of BFC. Under the terms of the merger agreement, the Company’s shareholders (other than BFC) would have been entitled to receive 5.39 shares of BFC’s Class A Common Stock in exchange for each share of the Company’s Class A Common Stock that they held at the effective time of the merger. While the merger was approved by the Company’s and BFC’s respective shareholders on April 29, 2014, consummation of the merger remained subject to certain closing conditions, including BFC’s Class A Common Stock being approved for listing on a national securities exchange at the effective time of the merger. On December 15, 2014, the Company and BFC mutually agreed to terminate the merger agreement as a result of the inability to satisfy the closing condition requiring the listing of BFC’s Class A Common Stock on a national securities exchange as a consequence of the pendency of the previously described SEC action against the Company and its Chairman and the adverse verdict rendered by the jury in that action.

On October 30, 2013, Renin Holdings LLC, a newly formed joint venture entity beneficially owned 81% by the Company and 19% by BFC, through newly formed acquisition subsidiaries (Renin Holdings LLC and its acquisition subsidiaries are referred to collectively as the “Renin Purchasers”), acquired substantially all of the assets of Renin Corp. and its subsidiaries, manufacturers of interior closet doors, wall décor, hardware and fabricated glass products, for approximately $12.8 million in cash, net of $1.7 million distributed to Renin Holdings, LLC during the first quarter of 2014 following the finalization of the working capital adjustment and indemnification obligations of Renin Corp. and its subsidiaries under the terms of the purchase agreement. Bluegreen funded approximately $9.4 million of the transaction consideration in a term loan and revolver facility to the Renin Purchasers. The balance of the transaction consideration was funded by the Company and BFC pro rata in accordance with their percentage equity interests in Renin Holdings LLC. The loan made by Bluegreen to the Renin Purchasers included a $3.0 million term loan and provided for additional borrowings of up to $9.0 million on a revolving basis, of which $10.5 million in the aggregate was borrowed by the Renin Purchasers. Amounts outstanding under the loan bore interest at a fixed rate of 7.25% per annum and were collateralized by substantially all of the assets of the Renin Purchasers. The loan was repaid in full during June 2014 with the proceeds of an approximately $8.0 million financing received by the Renin Purchasers and pro rata capital contributions to Renin Holdings LLC from the Company and BFC of $2,025,000 and $475,000, respectively. During the year ended December 31, 2014, the Renin Purchasers incurred approximately $307,000 of interest expense relating to the loan from Bluegreen.

BFC provides risk management services to the Company. The Company reimburses BFC for these services based on cost, which was approximately $245,000 during 2014.

The Company’s employees are provided health insurance under policies maintained by Bluegreen. The Company reimburses Bluegreen at cost, which was approximately $524,000 during 2014.

The Company has an agreement with BFC pursuant to which the Company provides office facilities to BFC at the Company’s and BFC’s principal executive offices. Under the terms of the agreement, BFC reimburses the Company at its cost for certain costs and expenses related to the office facilities provided, which totaled approximately $448,000 for 2014.

On March 20, 2015, BFC commenced a tender offer to purchase up to 4,771,221 shares of the Company’s Class A Common Stock at a cash price of $20.00 per share. On April 17, 2015, BFC entered into a Loan Agreement and Promissory Note with a wholly owned subsidiary of Bluegreen pursuant to which Bluegreen’s subsidiary provided an $80 million loan to BFC which BFC intends to use to finance its purchase of shares in the tender offer and for other general corporate purposes. Amounts outstanding on the loan will bear interest at a rate of 10% per annum. Payments of interest only will be required on a quarterly basis, with all amounts outstanding being due and payable at the end of five years. BFC may prepay the loan in whole or in part at any time, and prepayments will be required, to the extent necessary, in order for Bluegreen or its subsidiaries to remain in compliance with covenants under their outstanding indebtedness.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The structure of the Company’s executive compensation program is intended to reflect the entrepreneurial nature of the Company’s business and its focus on long-term value creation. Performance and long-term value creation are sought to be rewarded through the components of the Company’s executive compensation program, including annual cash bonuses and stock awards that are earned over a multi-year period.

During 2014, the Company continued to successfully execute its business strategy, as evidenced by its accomplishment of numerous strategic objectives.

●

The Company made significant progress in monetizing certain legacy assets and utilized a portion of those proceeds to substantially reduce BB&T Corporation’s preferred interest in Florida Asset Resolution Group, LLC (“FAR”) to approximately $12.3 million as of December 31, 2014. FAR held assets with an aggregate carrying value of approximately $100.4 million as of December 31, 2014. The Company will own 100% of FAR once BB&T Corporation’s remaining preferred interest in FAR is paid in full.

●	The Company continued to aggressively manage and seek recoveries from its portfolio of legacy assets that had been charged off in prior years.

●	The Company pursued real estate developments and joint ventures with respect to its legacy assets as well as newly acquired real estate.

●	The Company executed its middle market acquisition strategy by acquiring six operating companies.

These and other accomplishments during 2014 improved the Company’s cash flow and positioned the Company to realize future returns from both real estate activities and operating companies.

The Compensation Committee monitored achievement of these strategic initiatives and other factors during the year. As a result of that process, the Compensation Committee determined that the Named Executive Officers substantially accomplished many of the objectives established for them in 2014. Accordingly, the Compensation Committee approved the payment of cash bonuses and made grants of restricted securities that are scheduled to vest over the next four years. Additional details are provided below; see especially “Annual Incentive Program” and “Long-Term Equity Compensation.”

Named Executive Officers

The following individuals were the Named Executive Officers of the Company for 2014.

Alan B. Levan	Chairman and Chief Executive Officer

John E. Abdo	Vice Chairman

Jarett S. Levan	President

Seth M. Wise	Executive Vice President

John K. Grelle	Executive Vice President and Chief Financial Officer(1)
____________________

(1) Mr. Grelle retired, effective March 17, 2015.

Compensation Committee Oversight of Executive Compensation

The Compensation Committee of the Company’s Board of Directors administers the compensation program for the Company’s executive officers. The Compensation Committee evaluates and approves the base salaries, annual bonuses and equity awards and other compensation elements for each Named Executive Officer, including the Chief Executive Officer. The Compensation Committee also reviews and approves the Company’s executive compensation plans and policies.

The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board annually review and, if appropriate, revise the charter (or, in the case of the Compensation Committee, recommend to the full Board of Directors revisions to the charter). The Board determines the Compensation Committee’s membership, which is composed entirely of independent directors under applicable law and the rules and regulations of the NYSE, including the specific independence requirements for compensation committee members. The Compensation Committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. When necessary or requested, the Chairman of the Compensation Committee reports at Board meetings on Compensation Committee actions and recommendations.

Executive Compensation Consultants

The Compensation Committee has the authority to engage and retain executive compensation consultants or other advisors to assist with its deliberations. During 2014, the Compensation Committee did not engage the services of an executive compensation consultant.

Role of Management in Executive Compensation Decisions

The Compensation Committee makes all compensation decisions for the Named Executive Officers, and the Compensation Committee reviews and approves recommendations regarding equity awards under the Company’s equity compensation plans. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the Named Executive Officers. In reviewing the recommendations of the Chief Executive Officer, the Compensation Committee can exercise its discretion to approve, not approve or modify, upward or downward, any amounts or awards recommended by the Chief Executive Officer.

Consideration of Advisory Votes on Executive Compensation

At the Company’s 2013 Annual Meeting, holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 91% of votes cast voted in favor of the compensation provided to the Company’s Named Executive Officers for 2012. The Compensation Committee was pleased with the shareholders’ favorable endorsement of the Company’s executive compensation program.

In addition, at the Company’s 2013 Annual Meeting, holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing approximately 92% of the votes cast voted in favor of holding non-binding advisory votes on Named Executive Officer compensation every 3 years. Under existing rules of the SEC and the NYSE, the Company was not required to hold an advisory vote on executive compensation at the 2014 Annual Meeting or at this year’s Annual Meeting. Consistent with the results of the 2013 shareholder advisory vote on the frequency of future advisory votes on executive compensation, the Company expects to hold an advisory vote on executive compensation at the Company’s 2016 Annual Meeting of Shareholders, subject to the rules of the SEC and the NYSE.

Although the advisory votes on executive compensation are not binding on the Company, the Compensation Committee intends to consider the outcomes of future votes, as well as other feedback it may receive from shareholders regarding the compensation of Named Executive Officers.

Executive Compensation Philosophy and Objectives

The Company’s compensation program for executive officers consists of a base salary, cash bonuses under the Company’s annual incentive program, periodic grants of stock options or restricted stock awards or units, and health and welfare benefits.

The Compensation Committee believes that an effective executive compensation program should:

●	reinforce the Company’s business strategy;

●	reflect the Company’s entrepreneurial culture;

●	align the interests of the executive officers with those of shareholders;

●	reward performance and long-term value creation;

●	recognize the individual performance skills and responsibilities of each executive officer; and

●	enable the Company to attract, retain, motivate and reward executive officers who have the experience and ability to conceive and successfully execute the Company’s business strategy.

From time to time, the Compensation Committee reviews market data, but the Compensation Committee does not manage salaries or other components of executive compensation toward a specific market target. This is due to, among other things, the limited number of publicly traded companies comparable to the Company in terms of size and scope, as well as the entrepreneurial nature of the Company, the variability of performance across a variety of real estate investments and operating companies, and the Company’s focus on long-term value creation. Market information, when considered, is used to provide a context and frame of reference for making decisions.

Each of the Named Executive Officers also holds (or, in the case of John K. Grelle, held) an executive position at BFC, the controlling shareholder of the Company. During 2014, as in prior years, the Company’s Named Executive Officers also received compensation from BFC for their services on behalf of BFC, in addition to the compensation provided to them by the Company. See “Certain Relationships and Related Transactions” for additional information. While the Compensation Committee does not determine the compensation paid by BFC, the Compensation Committee considers the fact that the Named Executive Officers allocate a portion of their time to BFC when determining the compensation paid to them by the Company.

As described below under “Employment Agreements,” each of the Named Executive Officers, including Alan B. Levan, the Company’s Chief Executive Officer, have (or, in the case of John K. Grelle, had prior to his retirement in March 2015) employment agreements with the Company. The employment agreements, among other things, provide the structure of the compensation to be paid to them by the Company, including payments to which they may be entitled in connection with termination of their employment under certain circumstances such as following a “Change in Control” of the Company.

Components of Executive Compensation

The Company’s compensation program for the Named Executive Officers has been structured with a goal of achieving the objectives outlined above under “Executive Compensation Philosophy and Objectives.” For the fiscal year ended December 31, 2014, the principal components of compensation for the Named Executive Officers were:

●	base salary;

●	cash bonuses under the Company’s annual incentive program; and

●	long-term equity compensation.

Base Salary

Base salaries enable the Company to attract and retain leadership talent and are determined considering the applicable executive’s skills, experience, performance and potential relative to the responsibilities of his position.

The Compensation Committee believes that the base salaries paid by the Company are competitive with broad market practices based on periodic reviews of market data, trends in pay practices and the responsibilities of the Named Executive Officers. The Compensation Committee annually reviews the base salaries of the Named Executive Officers and makes decisions about any base salary increases after evaluating the Company’s performance and each executive officer’s contribution to those results. The Compensation Committee’s review also includes, among other things, the functional and decision-making responsibilities of each executive, the significance of an executive officer’s specific area of individual responsibility to the Company’s financial performance and strategic goals, and the contribution, experience and work performance of the executive officer relative to the Compensation

Committee’s expectations as well as to other executive officers within the Company. The Compensation Committee also considers any recommendations from the Chief Executive Officer for adjustments to the base salaries of the other Named Executive Officers. Under the terms of their respective employment agreements, the base salary of a Named Executive Officer may not be decreased without his consent.

During 2014, the Chief Executive Officer did not recommend any base salary adjustments for the Named Executive Officers. The Compensation Committee considered the Chief Executive Officer’s recommendations and determined that the executives’ existing base salaries were at that time sufficiently competitive and appropriate relative to other components of pay and made no adjustments to the base salaries of the Named Executive Officers during 2014. For additional information regarding the Compensation Committee’s decisions regarding the compensation of the Chief Executive Officer, see “Chief Executive Officer Compensation” below.

During March 2015, the Chief Executive Officer recommended base salary increases at the Company for Jarett S. Levan and Seth M. Wise. After considering the performance, skills, achievements and potential of Messrs. Jarett Levan and Seth Wise and the recommendation of the Chief Executive Officer, the Compensation Committee approved a $75,000 increase to the respective annual base salaries of Messrs. Jarett Levan and Seth Wise at the Company to $450,000.

During March 2015, Raymond S. Lopez succeeded John K. Grelle as the Company’s Chief Financial Officer. For 2015, the Compensation Committee has approved an annual base salary from the Company of $174,500 for Mr. Lopez and an annual bonus opportunity of up to 60% of his annual base salary. Mr. Lopez also succeeded John K. Grelle as BFC’s Chief Financial Officer and Chief Accounting Officer and is compensated by BFC for his services on its behalf. In addition, Mr. Lopez continues to provide certain services to Bluegreen and will receive compensation from Bluegreen in consideration therefor.

Annual Incentive Program

The Company’s annual incentive program seeks to encourage high performance by providing executives the opportunity to earn cash bonuses based on achievement of the Company’s strategic and financial initiatives.

Under the Company’s 2014 annual incentive program, the Compensation Committee approved a set of strategic initiatives considered to be important to the business, operations and success of the Company, including its long-term business strategy, and to represent Company priorities for the year. For 2014, the Compensation Committee approved the following strategic initiatives:

●	Value Creation: Manage the business with a goal of long-term value creation, as evidenced by an increase in the Company’s book value.
●	Manage Cash Flow: Identify and generate recurring income in order to stabilize the Company’s cash flow, reduce debt and cover recurring expenses.
●	Manage Legacy Real Estate: Execute plans for managing and monetizing legacy assets (i.e., sell, hold or develop via joint ventures).
●	Maximize Recovery of Charge Offs: Pursue and negotiate recoveries of legacy assets that were charged off in prior years.
●	Develop New Real Estate Opportunities: Pursue real estate development opportunities, including through joint ventures.
●	Execute the Middle Market Strategy: Identify, evaluate, acquire and manage operating companies.
●	BFC Merger: Pursue consummation of the then-proposed merger between the Company and BFC.
●	BBX Branding: Execute plan for building the BBX brand in the real estate and middle market sectors.

No objective financial targets or formulas for establishing bonus pay were established and no weight or other specific priority was given to any strategic initiative, but rather the strategic initiatives were to be considered by the Compensation Committee, together with the performance of the Named Executive Officer during the year and his role and responsibility with respect to the strategic initiatives, in determining the annual bonus payment to each Named Executive Officer. In addition, the Compensation Committee reserved its right to consider other factors in addition to or in lieu of the strategic initiatives when evaluating Company performance after the end of the year and the annual bonus to be paid to the Named Executive Officers for the year.

As described below under “Employment Agreements,” each Named Executive Officer is eligible under his employment agreement with the Company to receive an annual bonus payment of up to a specified percentage (200% for each of Messrs. Alan Levan and John Abdo; 80% for each of Messrs. Jarett Levan and Seth Wise; and 60% for Mr. John Grelle) of his then-current annual base salary. Accordingly, for 2014, the annual bonus opportunity for each of Messrs. Alan Levan and John Abdo was $1,500,000, the annual bonus opportunity for each of Messrs. Jarett Levan and Seth Wise was $300,000 and the annual bonus opportunity for Mr. John Grelle was $120,000. After evaluating the Company’s performance, including specific consideration of strategic initiatives approved by the Compensation Committee, and the contributions and performance of the Named Executive Officers, the Compensation Committee determines the cash bonuses to be paid to the Named Executive Officers, which may be less than or equal to their annual bonus potentials in the discretion of the Compensation Committee.

In January, 2015 the Compensation Committee reviewed the Company’s results relative to each of the strategic initiatives it had established at the beginning of the year as well as the performance of the Named Executive Officers, including in respect of the strategic initiatives. The Compensation Committee noted that during 2014 significant progress had been made in defining the Company’s business model and implementing its business strategy. While the proposed merger between the Company and BFC was terminated during December 2014, the Compensation Committee noted the following accomplishments during the year:

●

The Company monetized more than $85.0 million of legacy assets and utilized a portion of those proceeds to substantially reduce BB&T Corporation’s preferred interest in FAR to approximately $12.3 million as of December 31, 2014.

●	The Company’s cash flow was stabilized and the amount of cash on hand at year-end increased from December 31, 2013.
●	The Company actively managed ongoing real estate opportunities, including Company investments and joint venture developments.
●

The Company’s middle market strategy was implemented by (1) acquiring six operating companies that manufacture and sell chocolates and other confections, and (2) developing and implementing a new strategic plan for Renin Holdings, LLC, which is owned 81% by the Company and 19% by BFC.

●

Continued success was achieved in realizing recoveries from charge offs by obtaining more than $3.9 million in cash payments while pursuing additional collections relating to the commercial loan portfolio.

●

The Company’s branding strategy was successfully executed, as evidenced by opportunities presented to the Company and numerous media references to the Company’s real estate projects and middle market acquisitions.

In addition, the Compensation Committee also took note of the performance of the Company’s stock price, which increased 5.45% in 2014. More notably, from July 31, 2012, when the Company sold BankAtlantic, its former wholly owned federal savings bank subsidiary, to BB&T Corporation and began to implement its new business strategy and strategic initiatives, through the end of 2014, the stock price nearly tripled in value and substantially outperformed the S&P 500 Stock Index as well as the S&P Small Cap Stock Index.

Based on the above factors and considerations, in January, 2015, the Compensation Committee approved the payment of cash bonuses to the Named Executive Officers equal to the full amount of their respective annual bonus potentials shown above. The annual cash bonuses paid for 2014 are included in the Bonus column of the Summary Compensation Table below.

Long-Term Equity Compensation

The Company’s long-term equity compensation program seeks to ensure that a significant portion of executive compensation is tied to the performance of the Company’s stock. This serves to align the interests of the Named Executive Officers with those of the shareholders. The Company seeks to accomplish this alignment through periodic, typically annual, grants of stock options and/or restricted securities. Awards of stock options and/or restricted securities provide the Named Executive Officers with a meaningful ownership interest.

Awards of stock options and restricted securities are currently made under the BBX Capital Corporation 2014 Stock Incentive Plan (sometimes hereinafter referred to as the “Plan”), which was approved at the 2014 Annual Meeting by holders of shares of the Company’s Class A Common Stock and Class B Common Stock representing greater than 90% of the votes cast. The Plan authorizes the Compensation Committee to grant stock options and restricted securities to Named Executive Officers, non-employee members of the Board of Directors, and other employees of the Company, its parent, subsidiaries or affiliates. The Plan was amended by the Company’s Board of Directors during 2015 to permit for the granting of restricted stock units (“RSUs”) instead of restricted stock awards (“RSAs”), and the holders of all previously granted RSAs were given the opportunity to exchange their RSAs for RSUs covering the same number of shares of the Company’s Class A Common Stock. A total of 1,000,000 shares were available for grant under the Plan upon its adoption during June 2014, and no more than 300,000 stock options or shares of restricted securities may be granted to any individual in any calendar year.

All awards under the Plan are made at the discretion of the Compensation Committee, which has the authority to establish the terms and conditions, such as vesting requirements or performance criteria, if any, of all awards. The Compensation Committee determines whether to make any awards to the Company’s Chief Executive Officer, and, if so, the number of stock options or RSUs to grant, as well as the vesting requirements and any other terms and conditions of the award. In determining whether to grant any stock options or RSUs to Named Executive Officers other than the Chief Executive Officer, the Compensation Committee considers any recommendations from the Chief Executive Officer. The Compensation Committee may also consider other factors, such as an executive’s level of responsibility, recent performance and expected future performance, previously granted and still outstanding grants of stock options or restricted securities, and the potential value of an award relative to other components of executive compensation.

In recent years, the Compensation Committee has chosen to grant awards of restricted securities rather than stock options. The Company has undergone significant changes since 2012, when the Company completed the sale of BankAtlantic to BB&T Corporation, and the Company transitioned to an entrepreneurial enterprise focused on real estate activities and investments in operating companies. As this transformation continues, the Compensation Committee believes that awards of restricted securities serve to appropriately reward the executives for the value they may help create from legacy assets or new investments. Also, given the Company’s emphasis on achieving sustainable increases in value over the long-term and the objective of aligning executives’ interests with those of shareholders, the Compensation Committee believes that awards of restricted securities currently are the most appropriate form of long-term equity compensation for the Named Executive Officers.

In October, 2014, the Compensation Committee considered the Company’s and each Named Executive Officer’s performance, including the substantial progress made toward accomplishing many of the strategic initiatives described above. In addition, the Compensation Committee determined that the continued leadership of the Named Executive Officers would be important to sustaining the Company’s recent success and implementing its business strategy beyond 2014. Based on those considerations, the Compensation Committee granted restricted securities to certain Named Executive Officers, including the Chief Executive Officer, as shown below:

Alan B. Levan	132,027 Restricted Securities
John E. Abdo	132,027 Restricted Securities
Jarett S. Levan	66,014 Restricted Securities
Seth M. Wise	66,014 Restricted Securities

These awards are scheduled to vest in 25% increments on the following dates: September 30, 2015; September 30, 2016; September 30, 2017; and September 30, 2018. They are subject to forfeiture if the executive voluntarily terminates employment or is terminated by the Company for cause prior to the lapse of restrictions. During the restricted period, executives do not have any rights as a shareholder, including voting rights, with respect to the restricted securities. The grant date fair values of these awards are included in the Summary Compensation Table under Stock Awards.

Benefits

The Named Executive Officers are provided certain benefits, such as medical, dental, life, disability and related insurance coverage, that are substantially the same as those provided to the Company’s other employees. These benefit programs are believed to be competitive with similar programs provided by comparable employers in order to attract and retain talented and qualified employees.

Chief Executive Officer Compensation

Alan B. Levan has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in 1994, and Mr. Levan served as the Chairman of the Board of BankAtlantic from 1987 to 2012. In addition, Mr. Levan serves as the Chairman of the Board, Chief Executive Officer and President of BFC, positions he has held since the formation of BFC in 1978.

The compensation of the Chief Executive Officer seeks to reflect his leadership role and is consistent in terms of its components with the compensation arrangements for other Named Executive Officers. Mr. Levan’s compensation is designed to reward performance, including the achievement of the Company’s long-term strategic plan and other strategic initiatives that may be established from time to time by the Compensation Committee as described above. Accordingly, a majority of his annual total compensation has in recent years, including in 2014, been comprised of either cash bonuses paid under the annual incentive program or annual grants of long-term equity compensation (most recently in the form of restricted securities which are scheduled to vest over a four-year period). The value that Mr. Levan may receive from the long-term equity compensation is directly related to the performance of the Company’s stock and therefore serves to reward performance and align his interests with those of other shareholders.

As further described above under “Components of Executive Compensation,” in 2014 the Compensation Committee took the following actions in regard to the Chief Executive Officer’s compensation:

●	maintained his base salary ($750,000) at the same level as 2013;
●	approved a bonus under the Company’s annual incentive program of $1,500,000, which equals the bonus that he received for 2013 under the Company’s annual incentive program; and
●	approved a grant of 132,027 restricted securities which are scheduled to vest in 25% increments over four years.

In making these decisions, the Compensation Committee considered the transformation that began in 2012 following the Company’s sale of BankAtlantic at that time and continued through 2014, as the Company evolved from a bank holding company to an enterprise focused on real estate activities and investments in operating companies. The Compensation Committee also considered the strategic initiatives accomplished during 2014 and the importance of retaining Mr. Levan’s services in order to benefit from his extensive experience and demonstrated ability.

As previously described, the Company has entered into an employment agreement with Mr. Levan. For additional information on Mr. Levan’s employment agreement, see “Employment Agreements” below.

Other Executive Compensation Policies

The Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires companies to adopt a policy requiring the recovery of incentive compensation paid to certain executives as a result of an accounting restatement due to material noncompliance with any financial reporting requirement. Final rules relating to this provision of the Dodd-Frank Act have not been adopted. It is expected that a clawback policy will be adopted when the final rules are approved and such a policy is required.

In accordance with Section 162(m) of the Code, the deductibility for federal income tax purposes of compensation paid to certain of the Company’s executive officers in excess of $1.0 million in any year may be restricted. The Compensation Committee considers the potential impact of Section 162(m) as it makes executive compensation determinations. However, the Compensation Committee believes that a tax deduction is only one of several relevant considerations in setting executive compensation. Accordingly, the Compensation Committee has approved and may in the future approve compensation to executive officers which exceeds the deductibility limits or otherwise may not qualify for deductibility. Compensation paid for 2014 to each Named Executive Officer over $1.0 million is not deductible for federal income tax purposes under Section 162(m) of the Code.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “ filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC, other than as provided in Item 407 of Regulation S-K promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the following Compensation Committee Report be treated as “soliciting material” or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Members of the Compensation Committee:

Steven M. Coldren, Chairman
Willis N. Holcombe
Charlie C. Winningham, II

Summary Compensation Table

The following table sets forth certain summary information concerning compensation paid by the Company to or accrued by the Company on behalf of the Company’s Named Executive Officers during 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards	Incentive Plan Compensation	Deferred Compensation Earnings	All Other Compensation ($)	Total
Alan B. Levan,	2014	750,000	1,500,000	2,189,008	—	—	—	—	4,439,008
Chief Executive	2013	750,000	1,500,000	1,910,629	—	—	—	—	4,160,629
Officer	2012	598,741	2,600,000	2,468,053	—	—	—	2,710	5,669,504
John E. Abdo,	2014	750,000	1,500,000	2,189,008	—	—	—	—	4,439,008
Vice Chairman	2013	750,000	1,500,000	1,910,629	—	—	—	—	4,160,629
	2012	598,741	2,600,000	2,468,053	—	—	—	—	5,666,794
Jarett S. Levan,	2014	375,000	300,000	1,094,512	—	—	—	8,028	1,777,540
President	2013	375,000	300,000	955,321	—	—	—	12,772	1,643,093
	2012	331,699	950,000	1,234,033	—	—	—	18,027	2,533,759
Seth M. Wise	2014	375,000	300,000	1,094,512	—	—	—	—	1,769,512
Executive	2013	375,000	300,000	955,321	—	—	—	—	1,630,321
Vice President	2012	86,538	1,050,000	1,234,033					2,370,571
John K. Grelle	2014	200,000	120,000	—	—	—	—	—	320,000
Former Chief
Financial Officer(3)
____________________

(1)	The 2014 amounts represent cash bonuses paid to, or accrued by the Company on behalf of, the Named Executive Officers under the Company’s 2014 annual incentive program based on a subjective evaluation of their and the Company’s performance, including in respect of certain strategic initiatives approved each by the Compensation Committee. See “Compensation Discussion and Analysis – Annual Incentive Program” above for additional information regarding the 2014 bonuses.

(2)	The 2014 amounts represent the grant date fair value of restricted stock awards covering 132,027 shares of Class A Common Stock granted during October 2014 to each of Mr. Alan Levan and Mr. Abdo and restricted stock awards covering 66,014 shares of Class A Common Stock granted during October 2014 to each of Mr. Jarett Levan and Mr. Wise. These awards are scheduled to vest pro-rata over a four year period beginning September 30, 2015. Assumptions used in the calculation of the grant date fair value of the restricted stock awards are included in Note 20 to the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 16, 2015. As previously described, during 2015, the holders of all previously granted restricted stock awards were given the opportunity to exchange their restricted stock awards for restricted stock units. During 2015, each of Messrs. Alan Levan, Abdo, Jarett Levan and Wise agreed to exchange all of their restricted stock awards for restricted stock units covering the same number of shares of the Company’s Class A Common Stock. This exchange did not affect the grant date fair value of the awards.

(3)	Mr. Grelle was not a Named Executive Officer of the Company for the years ended December 31, 2013 or 2012. Mr. Grelle retired, effective March 17, 2015.

Grants of Plan-Based Awards - 2014

The following table sets forth information regarding plan-based awards granted by the Company to the Named Executive Officers during 2014.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (#)(1)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Awards ($)(2)
Alan B. Levan	10/7/2014	132,027	—	—	2,189,008
John E. Abdo	10/7/2014	132,027	—	—	2,189,008
Jarett S. Levan	10/7/2014	66,014	—	—	1,094,512
Seth M. Wise	10/7/2014	66,014	—	—	1,094,512
John Grelle	—	—	—	—	—
____________________

(1)	Represents restricted stock award grants approved by the Compensation Committee and made under the Company’s 2014 Stock Incentive Plan. The awards are scheduled to vest in four equal annual installments beginning on September 30, 2015. As described above, during 2015, each of Messrs. Alan Levan, Abdo, Jarett Levan and Wise agreed to exchange all of their restricted stock awards for restricted stock units covering the same number of shares of the Company’s Class A Common Stock. This exchange did not affect the grant date fair value of the awards.

(2)	Based on the $16.58 per share closing price of the Company’s Class A Common Stock on the NYSE on October 7, 2014.

Outstanding Equity Awards at Fiscal-Year End 2014

The following table sets forth certain information regarding equity-based awards of the Company held by the Named Executive Officers as of December 31, 2014.

	Option Awards(1)						Stock Awards(1)
	Number of Securities Underlying Unexercised Options(1)		Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable		Unexercisable	Options	Price	Date	Vested	Vested		Vested	Vested
Alan B. Levan	2,400	(2)			$475.50	7/11/2015
							188,400	$3,099,180	(3)	N/A	N/A
							143,333	$2,357,828	(4)	N/A	N/A
							132,027	$2,171,844	(5)	N/A	N/A

John E. Abdo	1.600	(2)			$475.50	7/11/2015
							188,400	$3,099,180	(3)	N/A	N/A
							143,333	$2,357,828	(4)	N/A	N/A
							132,027	$2,171,844	(5)	N/A	N/A

Jarett S. Levan	600	(2)			$475.50	7/11/2015
							94,200	$1,549,590	(3)	N/A	N/A
							71,667	$1,178,922	(4)	N/A	N/A
							66,014	$1,085,930	(5)	N/A	N/A

Seth M. Wise	—						94,200	$1,549,590	(3)	N/A	N/A
							71,667	$1,178,922	(4)	N/A	N/A
							66,014	$1,085,930	(5)	N/A	N/A
____________________

(1)	All options and stock awards relate to shares of the Company’s Class A Common Stock.

(2)	Vested on July 12, 2010.

(3)	Vesting pro-rata over four years, with the first and second installment having vested on September 30, 2013 and 2014, respectively.

(4)	Scheduled to vest on October 8, 2017.

(5)	Vesting pro-rata over four years beginning on September 30, 2015.

Option Exercises and Stock Vested - 2014

The following table sets forth certain information regarding the vesting during 2014 of restricted stock awards of shares of the Company’s Class A Common Stock previously granted to the Named Executive Officers. During 2014, none of the Named Executive Officers exercised any options to purchase shares of the Company’s stock.

	Stock Options		Stock Awards
	Number of shares	Value realized	Number of shares		Value realized
	acquired on exercise	on exercise	acquired on vesting		on vesting
Name	(#)	($)	(#)		($)(4)
Alan B. Levan	—	—	106,701	(1)	1,848,173
John E. Abdo	—	—	106,701	(1)	1,848,173
Jarett S. Levan	—	—	54,600	(2)	944,703
Seth M. Wise	—	—	47,100	(3)	820,953
John K. Grelle	—	—	—		—
____________________

(1)	Includes, for each of Mr. Alan Levan and Mr. Abdo, (a) 94,201 shares of Class A Common Stock deemed acquired by them on September 30, 2014 upon the vesting of the second installment of the restricted stock awards granted to them during 2012 and (b) 12,500 shares of Class A Common Stock deemed acquired by them on February 23, 2014 upon the vesting of the fourth and final installment of the restricted stock awards granted to them during 2010.

(2)	Includes (a) 47,100 shares of Class A Common Stock deemed acquired by Mr. Jarett Levan on September 30, 2014 upon the vesting of the second installment of the restricted stock awards granted to him during 2012 and (b) 7,500 shares of Class A Common Stock deemed acquired by Mr. Jarett Levan on February 23, 2014 upon the vesting of the fourth and final installment of the restricted stock awards granted to him during 2010.

(3)	Represents shares of Class A Common Stock deemed acquired by Mr. Wise on September 30, 2014 upon the vesting of the second installment of the restricted stock awards granted to him during 2012.

(4)	Represents the closing price of the Class A Common Stock on the vesting date multiplied by the number of shares acquired upon vesting.

Pension Benefits

The Company does not have in place any plan that provides for payments or other benefits to any of the Named Executive Officers at, following, or in connection with their retirement.

Employment Agreements

Effective September 30, 2012, the Company entered into employment agreements with its executive officers, including each of the Named Executive Officers. Under the terms of their respective employment agreements, each of the Named Executive Officers receives (or, in the case of Mr. Grelle, received until his retirement in March 2015) an annual base salary and is entitled to receive (or, in the case of Mr. Grelle, was entitled to receive until his retirement in March 2015) bonus payments under bonus plans established from time to time by the Compensation Committee or otherwise at the discretion of the Compensation Committee.

Since entering into their respective employment agreements, Mr. Alan Levan and Mr. Abdo have each received an annual base salary of $750,000 from the Company. Mr. Jarett Levan and Mr. Wise each received an annual base salary of $375,000 from the Company until March 2015, when their respective annual base salaries were increased to $450,000. The Compensation Committee reviews and, in its discretion, may increase each Named Executive Officer’s base salary on an annual basis. The base salaries may not be decreased without the Named Executive Officer’s consent. Under his employment agreement, Mr. Grelle received an annual base salary of $200,000 from the Company.

Upon execution of their respective employment agreements, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan and Mr. Wise received a cash bonus of $1,100,000, $1,100,000, $650,000 and $750,000, respectively. Mr. Grelle did not receive a bonus in connection with the entry into his employment agreement. In addition, each of Mr. Alan

Levan and Mr. Abdo may receive an annual bonus (sometimes hereinafter referred to as an “Annual Bonus”) of up to 200% of his then-current annual base salary, each of Mr. Jarett Levan and Mr. Wise may receive an Annual Bonus of up to 80% of his then-current annual base salary, and Mr. Grelle was eligible to receive an Annual Bonus of up to 60% of his annual base salary. As previously described, during 2014, Mr. Alan Levan, Mr. Abdo, Mr. Jarett Levan, Mr. Wise and Mr. Grelle received Annual Bonuses of $1,500,000, $1,500,000, $300,000, $300,000 and $120,000, respectively.

In addition, pursuant to the terms of their respective employment agreements, the Company granted 376,802 restricted shares of the Company’s Class A Common Stock to each of Mr. Alan Levan and Mr. Abdo, and 188,401 restricted shares of the Company’s Class A Common Stock to each of Mr. Jarett Levan and Mr. Wise, in each case under the Company’s 2005 Restricted Stock and Option Plan. The restricted shares are scheduled to vest in four equal annual installments and are subject to the Named Executive Officer’s continued employment with the Company. The first and second installments vested on September 30, 2013 and 2014, respectively.

Each employment agreement may be terminated by the Company for “Cause” or “Without Cause” or by the Named Executive Officer for “Good Reason” (as such terms are defined in the employment agreement). If an employment agreement is terminated by the Company for “Cause,” the applicable Named Executive Officer will be entitled to receive his base salary through the date of termination. If an employment agreement is terminated by the Company “Without Cause” or by the Named Executive Officer for “Good Reason,” the applicable executive officer will be entitled to receive (i) his base salary through the date of termination, (ii) the prorated portion of the Named Executive Officer’s Annual Bonus (based on the average Annual Bonus paid to him during the prior two fiscal years) through the date of termination and (iii) with respect to Mr. Alan Levan, Mr. Abdo, Mr. Wise, and Mr. Jarett Levan, a severance payment as follows. Each of Mr. Alan Levan and Mr. Abdo will be entitled to receive a severance payment in an amount equal to 2 times the sum of his annual base salary and Annual Bonus opportunity at the date of termination (or 2.99 times the sum of his annual base salary and Annual Bonus opportunity at the date of termination if such termination occurs within two years after a “Change in Control” (as defined in the employment agreement)). Each of Mr. Wise and Mr. Jarett Levan will be entitled to receive a severance payment in an amount equal to 1.5 times the sum of his annual base salary and Annual Bonus opportunity at the date of termination (or 2 times the sum of his annual base salary and Annual Bonus opportunity at the date of termination if such termination occurs within two years after a “Change in Control”). In addition, if a Named Executive Officer’s employment agreement is terminated by the Company “Without Cause” or by the Named Executive Officer for “Good Reason,” all incentive stock options and restricted stock awards previously granted to the Named Executive Officer by the Company but not yet vested will immediately accelerate and fully vest as of the termination date, and the Company will be required to provide the Named Executive Officer with continued benefits, including, without limitation, health and life insurance, for the following periods: (i) two years following the year in which the termination occurs (or three years following the year in which the termination occurs, if such termination occurred within two years after a “Change in Control”), in the case of each of Mr. Alan Levan and Mr. Abdo, (ii) eighteen months following the year in which the termination occurs (or two years following the year in which the termination occurs, if such termination occurred within two years after a “Change in Control”), in the case of each of Mr. Wise and Mr. Jarett Levan, and (iii) through March 31, 2015, in the case of Mr. Grelle. Each employment agreement will also be terminated upon the Named Executive Officer’s death, in which case the applicable Named Executive Officer’s estate will be entitled to receive his base salary through the date of his death and the prorated portion of the Named Executive Officer’s Annual Bonus (based on the average Annual Bonus paid to him during the prior two fiscal years) through the date of his death.

Mr. Grelle’s employment agreement with the Company expired in accordance with its terms at the time of his retirement in March 2015. Mr. Grelle was not entitled to any compensation or other benefits in connection with his retirement or the expiration of his employment agreement with the Company.

Each Named Executive Officer also agreed in his respective employment agreement to enter into a non-disclosure, non-competition, confidentiality and non-solicitation of customers agreement with the Company on terms acceptable to both the Named Executive Officer and the Company. Entry into such agreement is a condition to the Company’s obligation to make and provide the post-termination payments and benefits described in the preceding paragraph.

The compensation paid by the Company for 2014 to the Named Executive Officers pursuant to their respective employment agreements does not constitute “performance-based compensation” exempt from the $1,000,000 deduction limit of Section 162(m) of the Code.

Potential Payments Upon Termination or Change in Control

The following table sets forth certain information with respect to compensation that would become payable if the Named Executive Officers had ceased employment under the various circumstances below. The amounts shown in the table assume that such cessation of employment was effective as of December 31, 2014. Further, the amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and vacation pay. The terms “Cause,” Good Reason” and “Change in Control” have the meanings given to them in the employment agreements between the Company and the Named Executive Officers. Under the employment agreements, a termination upon the Disability (as defined in the employment agreements) of a Named Executive Officer is deemed a termination without Cause. For additional information, see “Employment Agreements” above.

		Termination Without	Termination
	Death	Cause or Resignation	Without Cause
	(Whether	for Good Reason	or Resignation
	Before or	Before a Change in	for Good Reason
	After a	Control or More than	Within Two
Executive and	Change in	Two Years After a	Years Following a
Payment Elements	Control)	Change in Control	Change in Control
Alan B. Levan:
Bonus payment for year of termination	$1,500,000	1,500,000	1,500,000
Severance payment based on
annual base salary and annual bonus
opportunity at time of termination	—	4,500,000	6,727,500
Acceleration of equity awards	—	7,628,852	7,628,852
Total Benefit	$1,500,000	13,628,852	15,856,352
John E. Abdo:
Bonus payment for year of termination	$1,500,000	1,500,000	1,500,000
Severance payment based on
annual base salary and annual bonus
opportunity at time of termination	—	4,500,000	6,727,500
Acceleration of equity awards	—	7,628,852	7,628,852
Total Benefit	$1,500,000	13,628,852	15,856,352
Jarett S. Levan:
Bonus payment for year of termination	$300,000	300,000	300,000
Severance payment based on
annual base salary and annual bonus
opportunity at time of termination	—	1,012,500	1,350,000
Acceleration of equity awards	—	3,814,442	3,814,442
Total Benefit	$300,000	5,126,942	5,464,442
Seth M. Wise:
Bonus payment for year of termination	$300,000	300,000	300,000
Severance payment based on
annual base salary and annual bonus
opportunity at time of termination	—	1,012,500	1,350,000
Acceleration of equity awards	—	3,814,442	3,814,442
Total Benefit	$300,000	5,126,942	5,464,442
John K. Grelle(1):
Base salary through March 31, 2015	$—	50,000	—
Bonus payment for year of termination	120,000	120,000	—
Total Benefit	$120,000	170,000	—
____________________

(1)	As previously described, Mr. Grelle retired effective March 17, 2015. Mr. Grelle was not entitled to any compensation or other benefits, including base salary or bonus payments, in connection with his retirement.

Payments Related to the BankAtlantic Sale

In connection with the sale of BankAtlantic to BB&T Corporation during July 2012, each of the Named Executive Officers received $1,500,000 from BB&T Corporation in exchange for his entry into a three-year non-competition and employee non-solicitation agreement in favor of BB&T Corporation with terms consistent with the restrictive covenants applicable to the Company under the stock purchase agreement between the Company and BB&T Corporation. In addition, subject to the receipt of regulatory approvals from applicable banking regulators, Mr. Alan Levan, Mr. Abdo and Mr. Jarett Levan may receive additional payments totaling $2,145,179, $2,123,194 and $1,413,764, respectively, in connection with the Company’s sale of BankAtlantic. Each of these amounts represents 2.99 times the average annual salary and bonus paid by the Company and BankAtlantic to the Named Executive Officer for the years ended December 31, 2008, 2009 and 2010, and will be paid by the Company and reimbursed by BB&T Corporation only if all required regulatory approvals are received.

COMPENSATION OF DIRECTORS

The Compensation Committee recommends director compensation to the Board based on factors it considers appropriate and based on the recommendations of management. Each non-employee director currently receives $70,000 annually for his service on the Board of Directors, payable in cash. Members of the Audit Committee currently receive an additional $4,000 per quarter for their service on that committee. The Chairman of the Audit Committee currently receives an additional fee of $1,000 per quarter for service as Chairman. The Chairman of the Compensation Committee and the Nominating/Corporate Governance Committee currently receives annual cash fees of $3,500 for his service on each such committee. Other than the Chairman, members of the Compensation Committee and the Nominating/Corporate Governance Committee do not currently receive additional compensation for their service on those committees. Directors who are also officers of the Company or its subsidiaries did not receive additional compensation for their service as directors during 2014.

Director Compensation Table-2014

The following table sets forth certain information regarding the compensation paid to each individual who served as a non-employee director of the Company during the year ended December 31, 2014 in consideration for his service on the Board and its committees during the year.

					Change
					in Pension
					Value and
	Fees Earned				Nonqualified
	or Paid	Stock	Option	Non-Equity	Deferred
	in Cash	Awards	Awards	Incentive Plan	Compensation	All Other	Total
Name	($)	($)(1)	($)(2)	Compensation	Earnings	Compensation	($)
Steven M. Coldren	93,000	0	0	N/A	N/A	0	93,000
Bruno L. Di Giulian	86,000	0	0	N/A	N/A	0	86,000
Willis N. Holcombe	70,000	0	0	N/A	N/A	0	70,000
Norman H. Becker(3)	90,000	0	0	N/A	N/A	0	90,000
Charles C. Winningham, II	70,000	0	0	N/A	N/A	0	70,000
Anthony P. Segreto	70,000	0	0	N/A	N/A	0	70,000
____________________

(1)	As of December 31, 2014, none of the Company’s non-employee directors held any restricted shares of the Company’s stock.

(2)	The table below sets forth the aggregate number of shares of the Company’s Class A Common Stock underlying options held by each of the Company’s non-employee directors as of December 31, 2014.

Name	Stock Options
Steven M. Coldren	279
Bruno L. Di Giulian	3,307
Willis N. Holcombe	3,988
Norman H. Becker	—
Charles C. Winningham, II	3,307
Anthony P. Segreto	—

(3)	In addition to the amount set forth in the table, Mr. Becker received $85,000 of cash fees from Bluegreen for his service on its Board of Directors during 2014.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “ filed” with the SEC or subject to Regulation 14A or 14C promulgated by the SEC, other than as provided in Item 407 of Regulation S-K promulgated by the SEC, or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the following Audit Committee Report be treated as “soliciting material” or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee’s charter (available at www.bbxcapital.com) sets forth the Audit Committee’s responsibilities, which include oversight of the Company’s financial reporting on behalf of the Company’s Board of Directors and shareholders. In fulfilling its responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2014 with the Company’s management and internal audit group as well as with the Company’s independent registered certified public accounting firm for 2014, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with PwC its independence from the Company. When considering PwC’s independence, the Audit Committee considered whether PwC’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining PwC’s independence. The Audit Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

Based on these reviews, meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Members of the Audit Committee:

Norman H. Becker, Chairman Steven M. Coldren Bruno L. Di Giulian

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014

PwC served as the independent registered certified public accounting firm for the Company for 2013 and 2014. The table below presents fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for 2013 and 2014, as well as fees billed for audit-related services, tax services and all other services rendered by PwC for those years. PwC also served as the independent registered certified public accounting firm for BFC for 2013 and 2014. The aggregate fees for professional services rendered by PwC to BFC for 2013 and 2014 were approximately $604,000 and $579,000, respectively.

	For the Years Ended December 31,
(in thousands)	2013	2014
Audit fees(1)	$911	$1,355
Audit-related fees(2)	251	187
Tax services	—	—
All other fees(3)	2	2
____________________

(1)	Includes primarily fees for services related to the annual financial statement audits, the annual audits of effectiveness of internal control over financial reporting and the review of quarterly financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Includes (a) for 2013, fees for services related to acquisitions and investments made during 2013, including the acquisition of Renin Corp. and its subsidiaries during October 2013 and the acquisition of Hoffmans Chocolate, LLC and its subsidiaries, Boca Bons, LLC and S&F Good Fortunes, LLC, during December 2013, and (b) for 2014, fees related to the acquisitions of Helen Grace Chocolates and Anastasia Confections, Inc., and fees associated with procedures performed in response to the jury verdict rendered in the previously described litigation brought by the SEC against the Company and its Chairman.

(3)	Represents, for each of 2013 and 2014, a one year licensing fee to access PwC’s accounting research software.

All audit-related services and other services set forth above were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of PwC’s independence in the conduct of its auditing functions.

Under its charter, the Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent auditor and shall not engage the independent auditor to perform any non-audit services prohibited by law or regulation. Each year, the independent auditor’s retention to audit the Company’s financial statements, including the associated fee, is approved by the Audit Committee. Under its current practices, the Audit Committee does not regularly evaluate potential engagements of the independent auditor and approve or reject such potential engagements. At each Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent auditor, and management may present additional services for pre-approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 17, 2015, certain information as to the Company’s Class A Common Stock and Class B Common Stock beneficially owned by persons known by the Company to own in excess of 5% of the outstanding shares of such stock. In addition, this table includes information regarding the shares of the Company’s Class A Common Stock and Class B Common Stock beneficially owned by (i) each Named Executive Officer, (ii) each of the Company’s directors and (iii) the Company’s directors and executive officers as a group. Management knows of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of the Company’s Class A Common Stock or Class B Common Stock as of April 17, 2015. Except as otherwise indicated, the information provided in the following table was obtained from filings with the SEC and the Company pursuant to the Exchange Act. For purposes of the following table, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of Class A Common Stock or Class B Common Stock which he or she has or shares, directly or indirectly, voting or investment power, or which he or she has the right to acquire beneficial ownership of at any time within 60 days after April 17, 2015. As used herein, “voting power” is the power to vote, or direct the voting of, shares, and “investment power” includes the power to dispose of, or direct the disposition of, such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

					Percent of	Percent of
	Class A		Class B		Class A	Class B
	Common Stock		Common Stock		Common	Common
Name of Beneficial Owner	Ownership		Ownership		Stock	Stock
BFC Financial Corporation(1)	8,133,353	(6)	195,045	(6)	50.9%	100%
Alan B. Levan(1)(4)	8,203,593	(2)(3)(6)	195,045	(2)(6)	51.3%	100%
John E. Abdo(1)	8,311,729	(2)(3)(6)	195,045	(2)(6)	52.0%	100%
Norman H. Becker	—		—		—	—
Steven M. Coldren	6,329	(3)	—		*	—
Bruno L. Di Giulian	8,307	(3)(7)	—		*	—
Willis N. Holcombe	4,124	(3)	—		*	—
Jarett S. Levan(4)	45,629	(3)	—		*	—
Charlie C. Winningham, II	14,508	(3)	—		*	—
Anthony P. Segreto	—		—		—	—
Seth M. Wise	43,914		—		*	—
John K. Grelle	—		—		—	—
All directors and executive officers of the
Company as of April 17, 2015 as a group
(11 persons)	8,504,615	(5)(6)	195,045	(6)	53.2%	100%

____________________

*Less than one percent of the class.

(1)	BFC may be deemed to be controlled by Alan B. Levan and John E. Abdo, who collectively may be deemed to have an aggregate beneficial ownership of shares of BFC’s Class A Common Stock and Class B Common Stock representing approximately 74% of the total voting power of BFC. Mr. Alan Levan serves as Chairman and Chief Executive Officer of the Company and Chairman, Chief Executive Officer and President of BFC. Mr. Abdo serves as Vice Chairman of the Company and BFC.

(2)	Includes, for each of Mr. Alan Levan and Mr. Abdo, the 8,133,353 shares of the Company’s Class A Common Stock and 195,045 shares of the Company’s Class B Common Stock owned by BFC. Mr. Alan Levan’s ownership interest in the Company’s Class A Common Stock also includes 657 shares of the Company’s Class A Common Stock held directly by Levan Partners LLC, which Mr. Alan Levan may be deemed to control.

(3)	Includes beneficial ownership of the following number of shares of the Company’s Class A Common Stock which may be acquired within 60 days pursuant to the exercise of outstanding stock options: Mr. Alan Levan — 2,400 shares; Mr. Abdo — 1,600 shares; Mr. Coldren — 279 shares; Mr. Di Giulian — 3,307 shares; Dr. Holcombe — 3,988 shares; Mr. Jarett Levan — 600 shares; and Mr. Winningham — 3,307 shares.

(4)	Mr. Jarett Levan is the son of Mr. Alan Levan.

(5)	Includes beneficial ownership of 15,481 shares of the Company’s Class A Common Stock which may be acquired by executive officers and directors within 60 days pursuant to the exercise of outstanding stock options.

(6)	The Company’s Class B Common Stock is convertible on a share-for-share basis into the Company’s Class A Common Stock at any time at BFC’s discretion.

(7)	Includes 3,930 shares of the Company’s Class A Common Stock which are held by Mr. Di Giulian’s spouse, as to which Mr. Di Giulian disclaims having voting or investment power.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those described in this Proxy Statement which may be brought before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING
TO BE HELD ON MAY 19, 2015

This Proxy Statement (including a form of the accompanying proxy card) and the Company’s Annual Report to Shareholders for the year ended December 31, 2014 are available at www.edocumentview.com/BBX_MTG.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as the Company’s independent public accounting firm for the year ended December 31, 2014. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

ADDITIONAL INFORMATION

“Householding” of Proxy Material. The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or AST, the Company’s transfer agent, that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. However, the Company will deliver promptly upon written or oral request a separate copy of this Proxy Statement to a shareholder at a shared address to which a single Proxy Statement was delivered. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple proxy statements and would like to request delivery of a single proxy statement, please notify your broker if your shares are held in a brokerage account or AST if you are the record holder of your shares. You can notify AST by sending a written request to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219, Attention: Customer Service. You can also contact AST’s Customer Service department at (800) 937-5449.

Advance Notice Procedures. Under the Company’s Amended and Restated Bylaws, no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the annual meeting of shareholders or is otherwise brought before the annual meeting of shareholders by or at the direction of the Board of Directors or by a shareholder entitled to vote who has delivered written notice to the Company’s Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action) not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. However, if the date of the Company’s annual meeting of shareholders changes by more than 30 days from the date of the preceding year’s annual meeting of shareholders, written notice of the proposed business must be received by the Company within ten days after the Company first mails notice of or publicly discloses the date of the annual meeting of shareholders. For the Company’s 2016 Annual Meeting of Shareholders, the Company must receive written notice of proposed business from a shareholder (i) between January 20, 2016 and February 19, 2016 or (ii) if the Company’s 2016 Annual Meeting of Shareholders is held more than 30 days before or after May 19, 2016, within ten days after the Company first mails notice of or publicly discloses the date of the meeting. In addition, any shareholder who wishes to submit a nomination to the Board of Directors must deliver written notice of the nomination within the applicable time period set forth above and comply with the information requirements in the Bylaws relating to shareholder nominations. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

Shareholder Proposals for the 2016 Annual Meeting of Shareholders. Shareholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s 2016 Annual Meeting of Shareholders may do so by following the procedures relating to shareholder proposals set forth in the rules and regulations promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company’s Secretary at the Company’s principal executive offices by December 26, 2015.

Proxy Solicitation Costs. The Company will bear the expense of soliciting proxies and of reimbursing brokers, banks and other nominees for the out-of-pocket and clerical expenses of transmitting copies of the proxy materials to the beneficial owners of shares held of record by such persons. The Company does not currently intend to solicit proxies other than by use of the mail, but certain directors, officers and regular employees of the Company or its subsidiaries, without additional compensation, may solicit proxies personally or by telephone, fax, special letter or otherwise.

BY ORDER OF THE BOARD OF DIRECTORS

Alan B. Levan
Chairman of the Board

April 24, 2015

BBX CAPITAL CORPORATION

Form of Proxy
Class A Common Stock

ANNUAL MEETING OF SHAREHOLDERS OF
BBX CAPITAL CORPORATION
MAY 19, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Raymond S. Lopez and Seth M. Wise, and each of them acting alone, with the power to appoint his substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Class A Common Stock of BBX Capital Corporation held of record by the undersigned as of the close of business on April 17, 2015 at the Annual Meeting of Shareholders to be held on May 19, 2015 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1. Election of nine directors, each for a term expiring at the Company’s 2016 Annual Meeting of Shareholders.

NOMINEES:
Alan B. Levan
John E. Abdo
Norman H. Becker
Steven M. Coldren
Bruno L. Di Giulian
Willis N. Holcombe
Jarett S. Levan
Anthony P. Segreto
Charlie C. Winningham II

2. In his discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark box if you plan to attend this meeting. [    ]

[ ]	FOR ALL NOMINEES

[ ]	WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ]	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee's name(s) below. ____________________________ ____________________________

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [    ]

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:
NOTE:	Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.